Exhibit 23.7

Consent

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025

People’s Republic of China

Ladies and Gentlemen:

In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), I hereby consent to the inclusion in the registration statement on Form F-1 (the “Registration Statement”) of Bona Film Group Limited (the “Company”) and in all amendments and supplements thereto of (i) the references naming me as a nominee director of the Company and (ii) such other information regarding me as is required to be included therein under the Securities Act.  I further agree that immediately prior to the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

By:	/s/ Zhong Jiang

Zhong Jiang

Dated:	10/25/2010